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                                                                   Exhibit 10.28

March 22, 2002

Mr. William D. Sanders
c/o Security Capital Group Incorporated
125 Lincoln Avenue
Santa Fe, New Mexico  87501



Dear Mr. Sanders:

               As you know, Security Capital Group, Inc.(the "Company") has agreed to merge with an indirect subsidiary of General Electric Capital Corporation ("GE Capital") pursuant to the terms of an Agreement and Plan of Merger, dated as of December 14, 2001, by and among the Company, GE Capital and EB Acquisition Corp. (the "Merger Agreement"). (Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned to them in the Merger Agreement). The Company desires to continue your employment in order to avail itself of your expertise, knowledge and experience with respect to matters relating to the Company and its business and to assist in the integration of the Company and GE Capital. Subject to the terms and conditions set forth below, we are pleased to offer you employment with the Company after the Merger as follows:

               1. Termination of, and Waiver of Payment Under, the Change in Control Agreement and Term Sheet. As of the date hereof, all of your and all of the Company's and GE Capital's rights, duties, commitments and other obligations pursuant to the letter agreement and attached term sheet dated December 14, 2001 between you and GE Capital (the "Letter Agreement and Term Sheet") shall be terminated and discharged and of no further force and effect. Immediately prior to the occurrence of the Effective Time, your Change in Control Agreement dated November 29, 2001 between you and the Company (the "Change in Control Agreement"), shall be terminated and discharged and of no further force and effect.

               2. Employment and Term. Subject to the terms and conditions set forth in this agreement (the "Agreement"), the Company agrees to employ you, and you agree to be employed by the Company, for a period of one year commencing on the Effective Time (the "Term").

               3. Duties. For so long as you remain employed by the Company during the Term pursuant to this Agreement, you will be responsible for providing transition services to the Company and GE Capital in connection with the acquisition by GE Capital of the Company, including assisting in the integration of the Company and GE Capital and completing ongoing projects (including the acquisition of Storage USA and the implementation of the business plan) and performing those duties which are

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substantially similar to the duties you performed immediately prior to the
Effective Time, taking into account the Merger and the fact that following the Effective Time, the Company no longer will be a stand-alone publicly traded company. You shall perform your duties in a manner that is consistent and in compliance with GE Capital's integrity policy: Integrity: The Spirit and the Letter of Our Commitment, a copy of which has been provided to you. During your employment pursuant to this Agreement, you may engage in business, civic, charitable, personal and industry obligations and endeavors so long as they do not, in your good faith judgement, individually or in the aggregate, interfere with the proper performance of your services hereunder or otherwise violate this Agreement.

               4. Compensation; Expenses; Administrative Support; Benefit Plans.

               (a) Salary. For so long as you are employed by the Company during the Term, the Company shall pay you, and you shall accept from the Company for your services, a salary at the rate of one million, nine hundred and twenty-three thousand dollars ($1,923,000) per annum (the "Salary"), payable in accordance with the Company's policy with respect to the payment of base salaries of its senior executives but not less frequently than monthly (less any applicable withholding taxes).

               (b) Reimbursement of Expenses. For so long as you are employed by the Company during the Term, you will be entitled to receive prompt reimbursement for all expenses incurred by you in performing your services hereunder in accordance with the policies and procedures of the Company as in effect for its senior executives from time to time.

               (c) Administrative Support. For so long as you are employed by the Company during the Term, the Company shall provide you with office accommodations and secretarial, computer and other support no less favorable in your judgment than that provided to you by the Company prior to the Effective Time. In addition, the Company will make available to you aircraft for business and personal use on the same terms and frequency as provided to you by the Company prior to the Effective Time, including the same plane and flight personnel (or if such plane or personnel are not available, substitutes reasonably acceptable to you).

               (d) Welfare Benefit; Other Fringe Benefits. For so long as you are employed by the Company during the Term, you shall be entitled to receive welfare benefits (including, without limitation, medical insurance, disability income protection, life insurance coverage and death benefits) no less favorable than the welfare benefits provided to you and your spouse and dependents by the Company prior to the Effective Time. In addition, for so long as you are employed by the Company during the Term, the Company shall provide you with such other benefits and fringes that are no less favorable than those provided to you by the Company prior to the Effective Time or, if better, than those provided to peer executives of GE Capital.

               (e) Deferred Compensation Plan. The Company shall continue to maintain in effect the SCGroup Incorporated Nonqualified Savings Plan (the "NSP") in

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accordance with Section 6.6(c) of the Merger Agreement. The Company shall allow you to defer under the NSP all amounts payable under this agreement or the non-competition letter agreement dated as of the date hereof (the
"Non-Competition Letter Agreement") in accordance with the terms of the NSP.

               (f) Bonus Payment. If the Effective Time occurs on or after
May 1, 2002, upon the Effective Time the Company shall pay you, and you shall accept from the Company for your services, a cash payment equal to (1) $3,419.18 times (2) the number of days from May 1, 2002 through the date on which the Effective Time occurs (inclusive of each such date) (less any applicable withholding taxes).

               5. At Will Employment; Termination of Employment Relationship. You acknowledge that your employment with the Company is "at will." Either you or the Company may terminate your employment hereunder at any time during the Term by providing the non-terminating party with 30 days prior notice of such termination, in a written notice to the other party complying with the requirements of paragraph 10 below.

               (a) Termination. For purposes of this Agreement, the term "Termination" shall mean termination of your employment during the Term (i) by the Company (or by a successor to the Company), or by an affiliate of the Company, which for purposes of this Agreement shall mean any entity controlled by, or under common control with, the Company), for any reason other than death, Disability (as defined below), or Cause (as defined below), or (ii) by resignation by you. For purposes of this Agreement, you shall be considered to have a "Disability" during the period in which you are unable, by reason of a medically determinable physical or mental impairment (determined by a physician selected by you), to engage in the material and substantial duties of your regular occupation, which condition is expected to be permanent. For purposes of this Agreement, the term "Cause" means, in the reasonable judgment of the Board of Directors of the Company, (i) your willful and continued failure to substantially perform your duties with the Company after written notification by the Company, (ii) your willfully engaging in conduct which is demonstrably injurious to the Company, monetarily or otherwise, or (iii) your engaging in egregious misconduct involving serious moral turpitude. For purposes of this Agreement, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that such action was in the best interest of the Company.

               (b) Death. Your employment shall terminate upon your death.

               (c) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated by your death, the date of your death and (ii) if your employment is terminated pursuant to paragraph 5(a), by the Company for Cause or due to your Disability, or after the expiration of the Term, 30 days after the date on which a notice of termination is given.

               6. Effect of Termination of Employment.

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               (a) Termination. In the event of a Termination (within the meaning of paragraph 5(a) hereof) during the Term, then the Company shall (i) pay you your accrued and unpaid Salary and all other accrued obligations of the Company (including, without limitation, vacation and expense reimbursements) (collectively, the "Accrued Obligations") through the Date of Termination as soon as practicable but in no event more than thirty (30) days following your Date of Termination; and (ii) provide you with continuation of welfare benefits and other fringe benefits required to be provided under paragraph 4(d) for the period commencing on the Date of Termination and ending on the date which is three years from the expiration of the Term, and the Company and you shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination; provided, however, if you cannot continue to participate in the policies of the Company or its affiliates providing such benefits, the Company shall otherwise provide such benefits outside of the policies on the same after-tax basis as if participation had continued. In addition, you shall be entitled to your vested benefits, if any, under the terms of any employee benefit plans maintained by the other Company or any of its affiliates in accordance with the terms of such plans, including, without limitation, under the NSP (collectively, the "Vested Benefits").

               (b) Death or Disability. In the event of your termination of employment due to death or Disability (within the meaning of paragraph 5(a) hereof) during the Term, then the Company shall (i) pay you or your estate the Accrued Obligations through the Date of Termination as soon as practicable but no more than thirty (30) days after the Date of Termination, (ii) pay you or your estate your Salary through the remainder of the Term in accordance with the Company's normal payroll practices; and (iii) provide you or your eligible beneficiaries with continuation of welfare benefits and other fringe benefits required to be provided under paragraph 4(d) for the period commencing on the Date of Termination and ending on the date which is three years from the expiration of the Term, and the Company and you shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination; provided, however, if you or your eligible beneficiaries cannot continue to participate in the policies of the Company or its affiliates providing such benefits, the Company shall otherwise provide such benefits outside of the policies on the same after-tax basis as if participation had continued. In addition, you or your designated beneficiaries shall be entitled to your Vested Benefits, if any.

               (c) Cause. In the event of your termination of employment by the Company for Cause (within the meaning of paragraph 5(a) hereof) during the Term, then the Company shall pay you the Accrued Obligations through the Date of Termination as soon as practicable but in no event more than thirty (30) days following your Date of Termination. In addition, you shall be entitled to your Vested Benefits, if any.

               (d) Expiration of Agreement. In the event your employment with the Company is terminated by you or the Company for any reason other than Cause upon or following the completion of the Term, then the Company shall (i) pay you the Accrued Obligations through the Date of Termination as soon as practicable but in no event more

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than thirty (30) days following your Date of Termination, (ii) provide you with continuation of welfare benefits and other benefits and perquisites provided under paragraph 4(d) for the period commencing on the date your employment with the Company is terminated and ending on the date which is three years following the expiration of the Term, and the Company and you shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination; provided, however, if you cannot continue to participate in the policies of the Company or its affiliates providing such benefits, the Company shall otherwise provide such benefits outside of the policies on the same after-tax basis as if participation had continued. In addition, you shall be entitled to your Vested Benefits, if any.

               (e) Outplacement Services. If your Date of Termination occurs during the Term, at your election, the Company shall provide you with outplacement service of an experienced firm selected by the Company and acceptable you located not more than fifty miles from the location of your office immediately prior to the Effective Date, provided that the cost of such services shall not exceed $25,000 and such services shall not extend beyond 36 months from your Date of Termination.

               7. Deductions and Withholdings. The Company shall be entitled to withhold any amounts payable under this Agreement on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities.

               8. Make-Whole Payments. If any payment or benefit from the Company, GE Capital or any of their respective affiliates to which you are entitled, whether under this Agreement or otherwise, including, without limitation, under the Non-Competition Letter Agreement, (a "Payment") is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar federal or state law (an "Excise Tax"), the Company shall pay to you an additional amount (the "Make Whole-Amount") which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on you under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii).

               (a) For purposes of determining the Make-Whole Amount, you shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

               (b) All calculations under this paragraph shall be made initially by the Company and the Company shall provide prompt written notice thereof to you to enable you to timely file all applicable tax returns. Upon your request , the Company shall

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provide you with sufficient tax and compensation data to enable you or your tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse you for reasonable fees and expenses incurred for any such verification.

               (c) If you give written notice to the Company of any objection to the results of the Company's calculations within 60 days of your receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company ("Tax Adviser"). The Company shall pay all reasonable fees and expenses of such Tax Adviser. Pending such determination by the Tax Adviser, the Company shall pay you the Make-Whole Amount as determined by it in good faith. The Company shall pay you any additional amount determined by the Tax Adviser to be due under this paragraph (together with interest thereon at a rate equal to l20% of the Federal short-term rate determined under section 1274(d) of the Code) promptly after such determination.

               (d) The determination by the Tax Adviser shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Tax Authority") determines that you owe a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

               (e) If a Taxing Authority makes a claim against you which, if successful, would require the Company to make a payment under this paragraph, you agree to contest the claim, with counsel reasonably satisfactory to the Company, on request of the Company subject to the following conditions:

               (i) You shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from you or such shorter time as the Taxing Authority may specify for responding to such claim) request that you contest the claim. You shall not make any payment of any tax which is the subject of the claim before you have given the notice or during the 30-day period thereafter unless you receive written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this paragraph determined as if such advance were an Excise Tax, in which case you will act promptly in accordance with such instructions.

               (ii) If the Company so requests, you will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for you to pay the tax shall be accompanied by an advance from the Company to you of funds sufficient to make the requested payment plus any amounts payable under this paragraph determined as if such advance were subject to an Excise Tax. If directed by the Company in writing you will take all action necessary to compromise or settle the claim, but in no event will

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you compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that you may take any such action if you waive in writing your right to a payment under this paragraph for any amounts payable in connection with such claim. You agree to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, you shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this paragraph. Provided that you are in compliance with the provisions of this section, the Company shall be liable for and indemnify you against any loss in connection with, and all costs and expenses, including attorneys' fees, which may be incurred as a result of, contesting the claim, and shall provide to you within 30 days after each written request therefor by you of cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by you as a result of contesting the claim.

               (e) Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to you in a manner consistent with this paragraph with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then you shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by you on such excess which is not offset by the tax benefit attributable to the repayment.

               9. Successors; Binding Agreement.

               (a) Successors to Employee. This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. You shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following your death, and may change such election, in either case by giving the Company written notice thereof. In the event of your death or a judicial determination of your incompetence, reference in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative. Your obligations hereunder may not be delegated, and except as otherwise provided herein relating to the designation of a devisee, legatee or other designee, you may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of your rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

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               (b) Successors to the Company. This Agreement shall be binding upon the Company, GE Capital and their respective successors. The Company and GE Capital each shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or GE Capital, as applicable, would be required to perform it if no succession had taken place.

               10. Notices. For purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to you:




     If to the Company:

               Security Capital Group, Inc.
               c/o General Electric Capital Corporation
               292 Long Ridge Road
               Stamford, Connecticut 06927
               Attention: General Counsel [Security Capital]
               Facsimile No.: (203) 357-6768


          with a copy to:



               General Electric Capital Corporation
               292 Long Ridge Road
               Stamford, Connecticut 06927
               Attention: Manager - Human Resources [Security Capital] Facsimile No.: (203) 961-5184

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This

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Agreement constitutes the complete understanding between the parties with respect to your provision of services and supersedes any other prior oral or written agreements, arrangements or understandings between you and the Company, except pursuant to the Non-Competition Letter Agreement and the Merger Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, except as set forth in the Non-Competition Letter Agreement and the Merger Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

               12. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in New York, New York, in accordance with the laws of the State of New York, by three arbitrators appointed by the parties. If the parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Company and one by the Executive and the third shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph 12. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for you to retain legal counsel or incur other costs and expenses in connection with enforcement of your rights under this Agreement, the Company shall pay (or you shall be entitled to recover from the Company, as the case may be) your reasonable attorneys' fees and costs and expenses in connection with enforcement of your rights (including the enforcement of any arbitration award in court). Payments shall be made to you at the time such fees, costs and expenses are incurred. If, however, the arbitrators shall determine that, under the circumstances, payment by the Company of all or a part of any such fees and costs and expenses would be unjust, you shall repay such amounts to the Company in accordance with the order of the arbitrators.

               13. Validity; Effectiveness. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               15. Guarantee. GE Capital shall cause the Company to perform all of its obligations hereunder, including without limitation the payment by the Company of all amounts that the Company is obligated to pay to you under this Agreement.

               16. Mitigation and Set-Off. You shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Neither the Company nor GE Capital shall be entitled to set

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off against the amounts or benefits payable to you under this Agreement any amounts you owe to the Company, GE Capital or any of their affiliates, any amounts or benefits you earn in other employment after termination employment with the Company, or any amounts which you might have been earned in other employment had you sought such other employment.

               If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                      SECURITY CAPITAL GROUP, INC.


                                      By:____________________________


                                      Name:
                                      Title:



                                      GENERAL ELECTRIC CAPITAL CORPORATION, for purposes of Section 15 hereof.


                                      By:____________________________


                                      Name:
                                      Title:



ACCEPTED AND AGREED TO:


--------------------------
WILLIAM D. SANDERS


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